Exhibit 99.1
San Juan Basin Royalty Trust
Compass Bank, Trustee
2525 Ridgmar Boulevard, Suite 100
Fort Worth, Texas 76116
News Release
San Juan Basin Royalty Trust
Declares Monthly Cash Distribution
     FORT WORTH, Texas, February 16, 2007 — Compass Bank, as Trustee of the San Juan Basin Royalty Trust (NYSE:SJT), today declared a monthly cash distribution to the holders of its units of beneficial interest of $10,122,675.33 or $0.217184 per unit, based principally upon production during the month of December 2006. The distribution is payable March 14, 2007, to unit holders of record as of February 28, 2007.
     Gas production for the properties from which the royalty was carved (the “Underlying Properties”) totaled approximately 3,063,318 Mcf (3,335,725 MMBtu). Dividing revenues by production volume yielded an average gas price for December 2006 of $6.39 per Mcf ($5.87 per MMBtu) as compared to $6.30 per Mcf ($5.94 per MMBtu) for November 2006. The average gas price may vary significantly from the posted index price for the San Juan Basin. The index price is a gross sales price, and the revenues used in the calculation of average gas prices are net of transportation, processing and gathering costs. Furthermore, the distribution to the Trust in any given month may include significant volume adjustments for sales in prior months that reflect pricing for those prior months. Capital costs for the month were $2,865,785. Lease operating expense was $1,805,749 and taxes were $2,110,599.
     As part of the ongoing negotiations between the Trust and Burlington Resources Oil and Gas Company LP concerning a number of revenue and expense audit issues, this month’s distribution includes $432,413 in interest on late payment of gross proceeds.

Contact:	San Juan Basin Royalty Trust

Lee Ann Anderson, Vice President and Senior Trust Officer

Kaye Wilke, Investor Relations, toll-free: (866) 809-4553
Fax: (817) 735-0936

Website: www.sjbrt.com
E-mail: sjt@compassbank.com